EXHIBIT 99.2
FOR IMMEDIATE RELEASE

CONTACT:
John E. Shave
Vice President, Investor Relations and Corporate Communications
Safeguard Scientifics, Inc.
610.293.0600

SAFEGUARD SCIENTIFICS ANNOUNCES SHARE REPURCHASE PROGRAM
AND PROPOSES REVERSE STOCK SPLIT

Board of Directors Approves Share Repurchase Program;
Company to Seek Shareholder Authorization for Reverse Stock Split

Wayne, PA, May 7, 2008 – Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage technology and life sciences companies, today announced that its Board of Directors has authorized a share repurchase program and intends to seek shareholder authorization for a reverse stock split.

The Board of Directors has authorized Safeguard, from time to time and depending on market conditions, to repurchase shares of its outstanding common stock, with up to an aggregate value of $10 million. These repurchases will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission and other applicable legal requirements. The manner, timing and amount of any purchases will be determined by Safeguard based upon an evaluation of market conditions, stock price and other factors. The Board’s authorization does not obligate Safeguard to acquire any particular amount of common stock and may be modified or suspended at any time at Safeguard’s discretion.

Safeguard also announced that its Board of Directors has authorized the company to submit a proposal to its shareholders at its 2008 annual meeting seeking authorization to effect a reverse split of the company’s common stock. Further details regarding such a proposal will be forthcoming in the Company’s proxy materials for such a meeting. On May 6, 2008, the Company had approximately 121.5 million shares of common stock outstanding.

Peter J. Boni, President and Chief Executive Officer of Safeguard, said, “With the closing of the bundled sale which we also announced today, we have been evaluating potential uses of cash to complement our investment in high-growth partner companies in the life science and technology arena. This share repurchase program demonstrates the company’s confidence in our long-term strategy to deploy capital, build value in our partner companies, and realize that value through strategically-timed exits. In addition, we believe that a reverse stock split may also make our stock more appealing to a broader group of institutional shareholders.”

About Safeguard Scientifics
Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS) / Internet-based Businesses, Technology-Enabled Services and Vertical Software Solutions, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward-Looking and Cautionary Statements
Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Such forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute against stated strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Important Information about the Reverse Split Proposal
This communication may be deemed to be solicitation material in connection with the proposal to be submitted to Safeguard’s shareholders at its 2008 annual meeting seeking authorization to effect a reverse split of Safeguard’s common stock (the “Reverse Split Proposal”). In connection with the Reverse Split Proposal, Safeguard has filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission. Shareholders of Safeguard are urged to read the preliminary proxy statement and all other relevant documents filed with the SEC when they become available, including Safeguard’s definitive proxy statement, because they will contain important information about the Reverse Split Proposal and Safeguard. A definitive proxy statement will be sent to holders of Safeguard stock in connection with seeking their authorization of the Reverse Split Proposal. This communication is not a solicitation of a proxy from any security holder of Safeguard.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, Safeguard shareholders may obtain free copies of the documents filed with the SEC when available by contacting Safeguard’s Investor Relations at 610-293-0600. You may also read and copy any reports, statements and other information filed by Safeguard with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Safeguard and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Safeguard common stock in respect of the Reverse Split Proposal. Information about the directors and executive officers of Safeguard is set forth in Safeguard Annual Report on Form 10-K/A (Amendment No. 2) which was filed with the SEC on April 29, 2008. Investors may obtain additional information regarding the interest of Safeguard and its directors and executive officers in the Reverse Split Proposal by reading the preliminary proxy statement and, when it becomes available, the definitive proxy statement relating to the 2008 annual meeting.

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